UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 12, 2007

NMT Medical, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21001	95-4090463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Wormwood Street Boston, Massachusetts	02210-1625
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 737-0930

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On July 2, 2007, the Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, voted to elect David L. West as a new director of the Company, pending his acceptance of the Company’s offer to join the Board and the delivery of certain information, to serve until his successor is elected and qualified.

Mr. West is a Vice President of Quintiles Consulting, where he has been employed since 1994, assisting domestic and international medical device companies in developing and implementing strategic and regulatory plans for medical devices and combination products. From 1989 to 1993 Mr. West was Deputy Director of the Office of Device Evaluation, Center for Devices and Radiological Health, FDA. Mr. West holds a B.S. from the University of California, Santa Barbara, a M.P.H. from the School of Public Health, University of Minnesota, and a Ph.D. from the University of Minnesota.

The Board of Directors has determined that Mr. West is an independent director under the rules of the NASDAQ Stock Market that are applicable to the Company. There is no arrangement or understanding between Mr. West and any person pursuant to which he was selected as a Director. Mr. West is not a party to any transaction subject to Section 404(a) of Regulation S-K involving the Company.

In connection with Mr. West’s election as a director, he will receive an option grant to purchase 20,000 shares of the Company’s common stock pursuant to the Company’s 1996 Stock Option Plan for Non-Employee Directors. This option grant vests in equal monthly installments over a three-year period.

The full text of the press release announcing Mr. West’s election to the Board of Directors is attached as Exhibit 99.1 to this Current Report on Form 8-K and hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMT MEDICAL, INC.

Date: July 13, 2007	By:	/s/ Richard E. Davis
Richard E. Davis
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated July 13, 2007.